                                                                  EXHIBIT 99.1


Friday, October 20, 2000                                         04:42 PM

TRANSACTION PROVIDES SPECTRASITE WITH MORE THAN 8,000 STRATEGIC SITE LOCATIONS CARY, N.C., OCT. 20 /PRNEWSWIRE/ --

         SpectraSite Holdings, Inc. (Nasdaq: SITE) today announced the signing of a definitive agreement to acquire the North American assets and operations of U.S. RealTel, Inc. (OTC Bulletin Board: USRT), a leading international landlord of pre-leased telecommunication access sites.

         "U.S. RealTel's North American portfolio is an excellent complement to our existing site portfolio in the top metropolitan markets," said Dale Carey, President of SpectraSite Building Division. "We anticipate that demand for rooftop and riser space, particularly in these locations, will continue to increase as carriers add capacity to their networks and introduce new applications. This transaction provides us with more than 8,000 strategically located sites, bringing our total building portfolio to more than 20,000 sites."

         U.S. RealTel markets 8,870 properties in the United States concentrated in the top 50 metropolitan markets, including 460 million square feet of commercial space and more than more than 68 million square feet of commercial office riser space. In North America, U.S. RealTel has signed master lease agreements with leading real estate owners such as Principal Life Insurance Company, The Rouse Companies, Brandywine Realty Trust, Colonnade Properties, Forest City Commercial Group and Simon Property Group.

         "This sale will enable U.S. RealTel to concentrate its resources on expanding its presence in selected global markets where it can achieve a first mover dominant position," said CEO and Chairman of the Board Perry Ruda. "In the wake of deregulation, U.S. RealTel believes South America and countries in other parts of the globe are experiencing explosive telecom growth. Our Brazilian and Argentinean subsidiaries are rapidly building inventories of properties and are already working with major international telecommunication companies who are selecting properties from our international portfolios."

         A majority of the stockholders of U.S. RealTel and the board of directors have agreed to approve the transaction. The transaction is expected to close within the next 60 days. Lehman Brothers acted as financial advisor to U.S. RealTel in the transaction.

         ABOUT U.S. REALTEL

         U.S. RealTel obtains the rights to install communications infrastructure in properties and/or to provide communications services to building tenants. U.S. RealTel works with property owners to prepare their buildings for the growing telecom demands of tenants while allowing owners to generate ancillary income from providers of these services. By marketing properties to a host of telecom providers, USRT positions buildings as state-of-the-art telecom-ready environments with broad bandwidth, high connectivity, scalability, redundancy and security available to the tenant base.

         Founded in 1997, U.S. RealTel has established an international network of pre-leased telecom placement and access rights through its USRT Telecom Grid(TM). Under the company's unique methodology, U.S. RealTel eliminates significant obstacles for owners by managing the telecom infrastructure of their property and all steps of the installation process. In addition to its U.S. operations, U.S. RealTel serves the South American market through its subsidiaries, RealTel de Argentina and RealTel do Brasil. For more information, visit U.S. RealTel's website at www.usrealtel.com .

         ABOUT SPECTRASITE COMMUNICATIONS, INC.

         SpectraSite Communications, Inc. (http://www.spectrasite.com ), based in Cary, North Carolina, is one of the leading providers of shared antennae sites and outsourced network services to the wireless communications and broadcast industries in the United States and Canada. SpectraSite's business includes owning and leasing antennae sites on towers, owning and leasing in-building wireless distribution systems, owning and managing rooftops, network planning and deployment, and construction of towers and related wireless facilities. SpectraSite owns or manages more than 15,000 sites, including 3,909 owned towers, in 98 of the top 100 markets in the United States. Pro forma for all pending transactions SpectraSite will own or manage more than 20,000 sites, including nearly 9,000 towers. SpectraSite's customers are leading wireless communications providers and broadcasters, including Nextel, SBC, Sprint PCS, AT&T Wireless, Verizon, BellSouth, Telecorp, Teligent, Winstar, Metricom, Cox Broadcasting, Clear Channel Communications and Paxson Communications.

         The statements contained in this news release that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and market factors, customer purchasing behavior, general economic conditions, technological advances, real estate trends, and other facets of the U.S. RealTel's business operations which are detailed from time to time by U.S. RealTel with the Securities and Exchange Commission, including Forms 8-K, 10-QSB, 10-KSB and 10-SB.

         SOURCE SpectraSite Holdings, Inc.

         CONTACT: Perry H. Ruda, Chairman of the Board of U.S. RealTel, Inc., 312-775-8900, or Tom Osran of Citigate, 312-372-6143, for U.S. RealTel,
Inc., or Noreen Allen, Director of Marketing of SpectraSite Holdings, Inc., 919-465-6678